Exhibit 10.9

January 29, 2019

Ana Pinczuk

(Delivered via email)

Re:EMPLOYMENT AGREEMENT

Dear Ana:

On behalf of Anaplan, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Senior Vice President, Chief Transformation Officer. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1.Duties and Scope of Employment.

(a)Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Senior Vice President, Chief Transformation Officer. You will report to the Company’s Chief Executive Officer. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be reasonably assigned or delegated to you by the Company’s Chief Executive Officer. You will work primarily at the Company’s global headquarters in California, which is currently located in San Francisco, and from time to time other locations, including, without limitation, the Company’s offices worldwide.

(b)Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. During your Employment, without the prior written approval of the Company’s Chief Executive Officer, you shall not render services in any capacity to any other person or entity and shall not engage in any other employment, consulting or other business activity, in each case that would conflict in any way with your obligations hereunder. In addition, you shall not during your Employment act as a sole proprietor or partner of any other person or entity or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, you may manage personal investments or, with the prior written consent from the Company’s Chief Executive Officer, serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions; provided that any such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment, including without limitation any conduct policy and any incentive compensation clawback policy.

(c)No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual

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property in which you or any third party (whether alone or with you) has any right, title or interest, and your Employment does not and shall not infringe or violate the rights of any other party. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d)Severance. You will be eligible to enter into a Change in Control and Severance Agreement with the Company that is applicable to you based on your senior position within the Company (such agreement, your “Severance Agreement”), a copy of which is attached hereto as Exhibit D. Your Severance Agreement will specify the severance payments and benefits you would be entitled to in connection with certain terminations of employment and certain corporate transactions. These protections will supersede all other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have in effect from time to time.

(e)Commencement Date. You shall commence full-time Employment as soon as reasonably practicable and in no event later than February 4, 2019, or such other date as to which you and the Company mutually agree.

2.Cash and Incentive Compensation.

(a)Salary. Any cash compensation for which you are eligible is explained in Exhibit A attached to this Agreement and incorporated hereto by this reference. Exhibit A is an integral part of this Agreement and the Company and you intend that this Agreement and Exhibit A be read together as an integrated agreement.

(b) Equity Grants. Any equity compensation for which you are eligible is explained in Exhibit A.

3.Employee Benefits. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies; provided that any such reimbursement must be paid on or before the last day of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and no such reimbursement shall be subject to liquidation or exchange for another benefit.

5.Termination.

(a)Employment at Will. Your Employment shall be for no specific period of time and shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, without prior notice and with or without Cause.

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Any contrary representations which may have been made to you shall be superseded by this Agreement. Further, your participation in any equity-based or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your Employment, may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

(b)Rights Upon Termination. Except as expressly provided in this Agreement, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

6.Pre-Employment Conditions.

(a)Employee Inventions and Proprietary Information Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Inventions and Proprietary Information Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B.

(b)Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first day of employment with the Company (such first day, your “Start Date”), or our employment relationship with you may be terminated.

7.Insurance. The Company shall, to the maximum extent permitted by law, include you during your Employment with the Company under any directors and officers liability insurance policy that it maintains for similarly situated executives, with coverage at least as favorable to you in amount and each other material respect as the coverage of other similarly situated executives covered thereby (including, if applicable, with respect to coverage for proceedings based or threatened following the termination of your Employment). Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of your heirs and personal representatives. For the avoidance of doubt, this Section 7 shall not require the Company to obtain directors and officers liability insurance for its officers or executives.

8.Indemnification. The Company shall, to the maximum extent required by law, indemnify you to the same extent it indemnifies other similarly situated executives if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were an executive of the Company or are or were serving at the request of the Company, as a director, officer, member, employee or agent of the Company. For the avoidance of doubt, this Section 8 shall not require the Company to indemnify its officers or executives beyond indemnification that is required under the Delaware General Corporation Law.

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9.Successors.

(a)Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and shall be enforceable by and binding upon, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are due and payable to you hereunder, all such unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your designated beneficiary, if living, or otherwise to the personal representative of your estate. Any other attempted assignment, transfer, conveyance, or other disposition of your right to compensation or other benefits will be null and void without the Company’s written consent.

10.Arbitration. As a condition of your continued Employment, you agree to sign the Company’s standard Alternative Dispute Resolution Agreement (the “Arbitration Agreement”), which is attached hereto as Exhibit C.

11.Miscellaneous Provisions.

(a)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Confidentiality Agreement, the Arbitration Agreement and the Change in Control and Severance Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

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(e)Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”), then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with a merger or acquisition or sale or transfer of all or a substantial portion of the Company’s assets to such entity. This Agreement may also be assigned by the Company to a division of subsidiary entity that is owned or controlled by the Company.

(g)Counterparts. This Agreement may be executed electronically or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party (including by means of electronic delivery or facsimile), it being understood that the parties need not sign the same counterpart.

[Signature Page Follows]

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, the Arbitration Agreement and the Change in Control and Severance Agreement, on or before the close of business on January 30, 2019. The Company requests that you begin work in this new position on or before February 4, 2019, or such other date as to which you and the Company mutually agree. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Commencement Date”). This offer is contingent upon a successful reference check.

Very truly yours,
ANAPLAN

By: /s/ FRANK CALDERONI
(Signature)
Name: Frank Calderoni
Title: Chief Executive Officer

ACCEPTED AND AGREED:
ana pinczuk

/s/ ANA PINCZUK
(Signature)
January 30, 2019
Date
Anticipated Commencement Date: February 4, 2019 (or earlier)

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Exhibit A

Cash and Incentive Compensation

(a)Cash Compensation.

(i)Annual Base Salary. The Company shall pay you as compensation for your services an initial annual base salary at a gross annual rate of $350,000 payable in United States Dollars (“Annual Base Salary”). Such salary shall be payable in accordance with the Company’s standard payroll procedures. This Annual Base Salary will be subject to review, and adjustments will be made to it based upon, the Company’s normal performance review practices.

(ii)Annual Incentive Bonus. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors or an authorized committee thereof. The target amount of your annual incentive bonus shall be equal to 60% of your Annual Base Salary and you may be able to earn up to two-times such targeted amount; for clarity, any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. To the extent the Company determines that you earned an annual bonus for a fiscal year, such bonus shall be subject to the usual, required withholdings and deductions. Your annual bonus target will be subject to review and adjustments will be made to it based upon the Company’s normal performance review practices. Any bonus for a fiscal year will be paid within two and one-half months after the end of that fiscal year, but only if you are employed by the Company on the last day of the fiscal year to which the bonus relates.

(b)Equity Grants.

(i)Stock Options. [Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 70,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted.  The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”), as described in the Plan and the applicable notice of stock option and stock option agreement (collectively, the “Stock Option Agreement”).  The Option vests and becomes exercisable with respect to 1/4th of the shares subject to the Option when you complete twelve months of continuous service as an employee or consultant (“Service”) after the vesting commencement date (as stated in the applicable Stock Option Agreement) and an additional 1/48th of the shares subject to the Option when you complete each month of continuous Service thereafter, as further described in the applicable Stock Option Agreement. For clarity, the grant of the Option does not confer any right to continue vesting or employment.

(iii)Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an award of 250,000 Restricted Stock Units (the “RSUs”). The RSUs will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”) and a notice of restricted stock unit award and restricted stock unit agreement (collectively, the “RSU Award Agreement”).  As will be more fully described in the RSU Award Agreement, the RSUs shall vest in installments as follows: (i) all of the Initial Installment RSUs shall vest if you remain in continuous service as an employee or consultant (“Service”) through the Initial Installment Date and (ii) 1/12th of the Subsequent Installment RSUs shall vest on each of the next twelve successive Quarterly Installment Dates after the Initial Installment Date if you remain in continuous Service on each such Quarterly Installment Date.

The “Initial Installment RSUs” shall equal the product of one forty-eighth (1/48th) of the total number of RSUs subject to your award multiplied by each full calendar month (i.e., the first day of a calendar month through the

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last day of such month) of continuous Service you complete beginning on your vesting commencement date (as set forth in the RSU Award Agreement) through the Initial Installment Date (and, for purposes of this determination, the month in which your vesting commencement date occurs shall be deemed a full calendar month of Service if such month is March, June, September or December and your vesting commencement date occurred during the first ten days of that month).  The “Initial Installment Date” shall mean the first Quarterly Installment Date that occurs on or after you complete 12 months of continuous Service following your vesting commencement date.  “Quarterly Installment Date” shall mean each March 10, June 10, September 10 and December 10, as applicable. “Subsequent Installment RSUs” shall equal the total number of RSUs subject to your award minus the number of Initial Installment RSUs.

(iii) Retention Bonus. The Company will pay you a non-recurring cash retention bonus of $100,000 (the “Retention Bonus”). While you will not actually earn the full amount of the Retention Bonus unless you remain a full-time employee through (or are subject to an Involuntary Termination, as defined below, prior to) the first anniversary of your Start Date, 50% of the Retention Bonus will be paid to you on the Company’s first ordinary payroll day following the thirty (30) day anniversary of your Start Date, and the remainder will be paid to you on the Company’s first ordinary payroll day following the six (6) month anniversary of your Start Date. Accordingly, if your employment ends for any reason (other than an Involuntary Termination) before the six-month anniversary of your Start Date (the “First Installment Period”) you shall be required to repay 8.33% of the Retention Bonus for each full or partial month remaining in the First Installment Period, and if your employment ends for any reason (other than an Involuntary Termination) on or after the six-month anniversary of your Start Date and before the one-year anniversary of your Start Date (the “Second Installment Period”) you shall be required to repay 8.33% of the Retention Bonus for each full or partial month remaining in the Second Installment Period, which repayment to be made within 30 days following such termination. In the event your employment ends on account of your Involuntary Termination, you will not be required to repay any portion of the Retention Bonus paid to you.

(c)Severance. You will be eligible to enter into a Severance Agreement with the Company that is applicable to you based on your senior position within the Company, the terms of which Agreement will specify the severance payments and benefits you would be entitled to in connection with certain terminations of employment and certain corporate transactions. These protections will supersede all other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have in effect from time to time

(d)Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

(1)“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your commission of an act of material dishonesty in connection with your responsibilities as an employee; (c) your continuing failure to substantially perform your assigned duties or responsibilities as an employee as directed or assigned by the Company’s Chief Executive Officer or the Company’s Board of Directors (other than a failure resulting from your Permanent Disability) after written notice thereof to you from the Company describing in reasonable detail of the basis of your failure to perform such duties or responsibilities and you having had the opportunity to address the Company’s Chief Executive Officer or, if applicable, the Company’s Board of Directors regarding such alleged failures and your failure to remedy said non-performance to the Company’s satisfaction within 30 days of receiving such written notice; (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (e) your engagement in gross misconduct and such misconduct is materially and demonstrably injurious to the Company; (f) your failure to comply with the material terms of any written Company policy or rule as they may be in effect from time to time during your employment and such failure is materially and demonstrably injurious to the Company; or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

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(2)“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) the sale of all or substantially all of the assets of the Company, or (c) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation. For the avoidance of doubt, the RSU Award Agreement will provide for a different definition of Change in Control that will apply to the RSUs awarded to you.

(3)“Initial Public Offering” means the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which shares of the Company’s Common Stock shall be publicly held.

(4)“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

(5)“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a)a material reduction in your authority, duties or responsibilities; provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the transaction shall constitute a material reduction in job responsibilities;

(b)the Company (or a successor, if appropriate) requires you to relocate to a facility or location more than fifty (50) miles away from the location at which you were working immediately prior to the required relocation; or

(c)a reduction by the Company (or a successor, if appropriate) of more than ten percent (10%) in your then-current Annual Base Salary or the target amount of your then-current annual incentive bonus (other than as part of an across-the-board, proportional base salary reduction and/or target bonus amount reduction applicable to all similarly situated executives).

Notwithstanding anything to the contrary herein, in order to resign for Good Reason, you must provide written notice to the Company’s Board of Directors or its Compensation Committee (or, if applicable, a successor’s board of directors or its compensation committee) within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation; (ii) allow the Company (or a successor, if appropriate) at least 30 days from receipt of such written notice to cure such event; and (iii) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company (or a successor, if appropriate) shall become effective not later than 30 days after the expiration of the applicable cure period.

(6)“Permanent Disability” means you are unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Internal Revenue Code and shall be determined by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances.

(7)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

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(8)“Service” shall have the meaning ascribed in the applicable award agreement or, if not defined therein, it shall have the meaning set forth in the Plan.

(9)“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause other than for death or Permanent Disability, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(l).

ACCEPTED AND AGREED:	ANAPLAN, INC.
ANA PINCZUK

/s/ ANA PINCZUK	By: /s/ FRANK CALDERONI
(Signature)
Name: Frank Calderoni
Date: January 30, 2019	Title: Chief Executive Officer

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Exhibit B

EMPLOYEE INVENTIONS AND PROPRIETARY INFORMATION AGREEMENT

The following agreement (the “Agreement”) between Anaplan, Inc., a Delaware corporation (the “Company”), and the individual identified on the signature page to this Agreement (“Employee” or “I”) is effective as of the first day of Employee’s employment by the Company and confirms and memorializes the agreement that (regardless of the execution date hereof) the Company and I have had since the commencement of my employment (which term, for purposes of this Agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee). I acknowledge that this Agreement is a material part of the consideration for my employment or continued employment by the Company. In exchange for the foregoing and for other good and valuable consideration, including my access to and use of the Company’s Inventions (defined below) and Proprietary Information (defined below) for performance of my employment, training and/or receipt of certain other valuable consideration, the parties agree as follows:

1.No Conflicts.  I have not made, and agree not to make, any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with, or the rights of, any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”), except as expressly authorized by the Company in writing. Further, I have not retained anything containing or reflecting any confidential information or intellectual property of a prior employer or other third party, whether or not created by me.

2.	Inventions.

a.Definitions.  “Company Interest” means any of the Company’s current and anticipated business, research and development, as well as any product, service, other Invention or Intellectual Property Rights (defined below) that is sold, leased, used, licensed, provided, proposed, under consideration or under development by the Company. “Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor and any rights to apply therefor, as well as all rights to pursue remedies for infringement or violation thereof). “Invention” means any idea, concept, discovery, learning, invention, development, research, technology, work of authorship, trade secret, software, firmware, content, audio-visual material, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, prototype, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not it may be patented, copyrighted, trademarked or otherwise protected.

b.Assignment.   The Company shall own, and I hereby assign and agree to assign, all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein, related thereto or embodied therein) that are collected, made, conceived, developed, reduced to practice or set out in any tangible medium of expression or otherwise created, in whole or in part (collectively “Created”), by me during the term of my employment with the Company  that either (i) arise out of any use of the Company’s facilities, equipment, Proprietary Information or other assets (collectively “Company Assets”) or any research or other activity conducted by, for or under the direction of the Company (whether or not conducted (A) at the Company’s facilities; (B) during working hours or (C) using Company Assets), or (ii) are useful with or in or relate directly or indirectly to any Company Interest. I will promptly disclose and provide all of the foregoing Inventions (the “Assigned Inventions”) to the Company.  However, the foregoing does not purport to assign to the Company (and Assigned Inventions shall not include) any Invention that: (1) by law (including, without limitation, the applicable statutory provision for my state of employment set forth in Appendix A, if any) I cannot be required to so assign; or (2) otherwise meets all of the following requirements:  (I) the Invention is Created entirely on my own time; (II) the Invention is Created entirely without use of any Company Assets and (III) the Invention is not useful with or related to any Company Interest. Nevertheless, if I believe any Invention Created by me during the term of my employment is not within the definition of Assigned Inventions, I will nevertheless disclose it to the Company so that the Company may make its assessment.

c.Assurances.  I hereby make and agree to make all assignments to the Company necessary to effectuate and accomplish the Company’s ownership in and to all Assigned Inventions.  I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its officers as my agents and attorneys-in-fact, coupled with an interest, to act for and on my behalf to execute and file any document and to perform all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d.Other Inventions.  If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise to or on behalf of the Company) or (ii) any Assigned Invention cannot be fully made, used, reproduced, sold, distributed, modified, commercialized or otherwise exploited (collectively, “Exploited”) without using, misappropriating, infringing or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive, assignable, transferable, sublicensable right and license to use, disclose, fully Exploit and exercise all rights in such Restricted Materials and all Intellectual Property Rights embodied therein or related thereto. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

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e.Moral Rights.  To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company, and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.  Furthermore, I agree that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, the Company may and is hereby authorized to use my name, likeness and voice in connection with promotion of its business, products and services, and to allow others to do the same.

3.Proprietary Information.

a.Definition; Restrictions on Use.  I agree that all Assigned Inventions (and all other financial, business, legal and technical information regarding or relevant to any Company Interest that is not generally publicly known), including the identity of and any other information relating to the Company’s employees, Affiliates and Business Partners (as such terms are defined below), that I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute “Proprietary Information.” I will hold in strict confidence and not directly or indirectly disclose or use any Proprietary Information, except as required within the scope of my employment. My obligation of nondisclosure and nonuse of Proprietary Information under this Section shall continue until I can document that it is or becomes readily generally available to the public without restriction through no fault of mine (including breach of this Agreement) or, if a court requires a shorter duration, then the maximum time allowable by law will control. Furthermore, I understand that this Agreement does not affect my immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

(1)

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

b.Upon Termination.  Upon termination of my employment (for any or no reason, whether voluntary or involuntary), I will promptly identify and, as directed by the Company, destroy, delete or return to the Company all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that I may keep my personal copies of (i) my compensation records; (ii) materials distributed to shareholders generally and (iii) this Agreement.

c.Company Systems.  I also recognize and agree that I have no expectation of privacy with respect to the Company’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, email messages and voicemail messages or other devices (including personal devices) in which Company Proprietary Information resides, is stored or is passed through (“Company Systems”), and in order to ensure compliance with work rules and safety concerns, the Company or its agents may monitor, at any time and without further notice to me, any Company Systems and any of my activity, files or messages on or using any Company Systems, regardless of whether such activity occurs on equipment owned by me or the Company. I further agree that any property situated on the Company’s premises and owned, leased or otherwise possessed by the Company, including computers, computer files, email, voicemail, storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I understand and acknowledge that (A) any such searches or monitoring efforts are not formal accusations of wrongdoing but rather part of the procedure of an investigation and (B) refusal to consent to such a search may be grounds for discipline.

4.Restricted Activities.  For the purposes of this Section 4, the term “the Company” includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”) and for whom Employee performed responsibilities or about whom Employee has Proprietary Information.

a.Definitions.  “Competitive Activities” means any direct or indirect non-Company activity (i) that is the same or substantially similar to Employee’s responsibilities for the Company that relates to, is substantially similar to, or competes with the Company (or its demonstrably planned interests) at the time of Employee’s termination from the Company; or (ii) involving the use or disclosure, or the likelihood of the use or disclosure, of Proprietary Information. Competitive Activities do not include being a holder of less than one percent (1%) of the outstanding equity of a public company.  “Business Partner” means any past (i.e., within the twelve (12) months preceding Employee’s termination from the Company), present or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding Employee’s termination from the Company) customer, vendor, supplier, distributor or other business partner of the Company with whom Employee comes into contact during Employee’s employment with the Company or about whom Employee had knowledge by reason of Employee’s relationship with the Company or because of Employee’s access to Proprietary Information.  “Cause” means to recruit, employ, retain or otherwise solicit, induce or influence, or to attempt to do so (provided that if I am a resident of California, “Cause” means to recruit, or otherwise solicit, induce or influence, or to attempt to do so). “Solicit”, with respect to Business Partners, means to (A) service, take orders from or solicit the business or patronage of any Business Partner for Employee or any other person or entity, (B) divert, entice or otherwise take away from the Company the

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business or patronage of any Business Partner, or to attempt to do so, or (C) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

b.Acknowledgments.

i. I acknowledge and agree that (A) the Company's business is highly competitive; (B) secrecy of the Proprietary Information is of the utmost importance to the Company, and I will learn and use Proprietary Information in the course of performing my work for the Company and (C) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success, and the Company has made substantial investments to develop its business interests and goodwill.

ii. I agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with the Company’s footprint and my performance of responsibilities for the Company and are therefore reasonable and not greater than necessary to protect the goodwill or other business interests of the Company. I further agree that such investments are worthy of protection and that the Company’s need for protection afforded by this Section 4 is greater than any hardship I may experience by complying with its terms.

iii.I acknowledge that my violation or attempted violation of the agreements in this Section 4 will cause irreparable damage to the Company or its Affiliates, and I therefore agree that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by me or others acting on my behalf.  The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

iv.Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of the Company.

v.In any such case, the Company and I agree that the remaining provisions of this Section 4 shall be valid and binding as though any invalid or unenforceable provision had not been included.

c.As an Employee.  During my employment with the Company, I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; (iii) act in any capacity in or with respect to any commercial activity which competes, or is reasonably likely to compete, with any business that the Company conducts, proposes to conduct or demonstrably anticipates conducting, at any time during my employment with the Company or (iv) enter into an employment, consulting or other similar relationship with another person or entity without the prior written consent of the Company.

d.After Termination.  For the period of twelve (12) months immediately following my termination of employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company; or (ii) unless I am a resident of California (A) Solicit any Business Partner or (B) engage in any Competitive Activities (I) anywhere the Company offers its services or has customers during my employment with the Company or where my use or disclosure of Proprietary Information could materially disadvantage the Company regardless of my physical location; or (II) anywhere the Company offers its services or has customers and where I have responsibility for the Company or (III) anywhere within a fifty (50) mile radius of any physical location I work for the Company.  The foregoing timeframes shall be increased by the period of time beginning from the commencement of any violation of the foregoing provisions until such time as I have cured such violation.

5.Employment at Will.  I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the Chief Executive Officer or President of the Company, or an officer designee authorized in writing by the foregoing or the Company’s Board of Directors.

6.Survival.  I agree that any change or changes in my employment title, duties, compensation, or equity interest after the signing of this Agreement shall not affect the validity or scope of this Agreement. I agree that the terms of this Agreement, and any obligations I have hereunder, shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers.  I will provide a copy of this Agreement to any potential or future employers of mine, so that they are aware of my obligations hereunder. This Agreement, and any obligations I have hereunder, also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns.  This Agreement and any rights and obligations of the Company hereunder may be freely assigned and transferred by the Company, in whole or part, to any third party.

7.Miscellaneous.  Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal

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courts located in or with jurisdiction over San Francisco County, California, and each party consents to the jurisdiction thereof; however, the Company may seek injunctive relief and specific performance in any court of competent jurisdiction. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.  This Employee Inventions and Proprietary Information Agreement may be executed electronically and/or in counterpart originals, each of which shall be deemed an original instrument for all purposes, but all of which shall comprise one and the same instrument.

[Signature Page Follows]

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREEMENT FROM THE COMPANY AT ANY TIME.

Company	Employee

By: /s/ FRANK CALDERONI	By: /s/ ANA PINCZUK

Name:Frank Calderoni	Name:Ana Pinczuk

Title: Chief Executive Office	Address:

Dated: January 29, 2019	Dated: January 30, 2019

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Appendix A

If I am employed by the Company in the State of California, the following provision applies:

California Labor Code Section 2870.    Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)        Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)        Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for his employer.

(b)        To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

If I am employed by the Company in the State of Delaware, the following provision applies:

Delaware Code, Title 19, § 805

Employee's right to certain inventions.

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee's rights in an invention to the employee's employer shall not apply to an invention that the employee developed entirely on the employee's own time without using the employer's equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If I am employed by the Company in the State of Illinois, the following provision applies:

Illinois Compiled Statutes Chapter 765, Section 1060/2.

Sec. 2.  Employee rights to inventions - conditions.  (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work

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performed by the employee for the employer.

If I am employed by the Company in the State of Kansas, the following provision applies:

Chapter 44.--LABOR AND INDUSTRIES

Article 1.--PROTECTION OF EMPLOYEES

      44-130.   Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure. (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:

      (1)   The invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or

      (2)   the invention results from any work performed by the employee for the employer.

      (b)   Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

      (c)   If an employment agreement contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:

      (1)   The invention relates directly to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or

      (2)   the invention results from any work performed by the employee for the employer.

      (d)   Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If I am employed by the Company in the State of Minnesota, the following provision applies:

Minnesota Statute Section 181.78. Subdivision 1.

Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

If I am employed by the Company in the State of North Carolina, the following provision applies:

North Carolina General Statutes Section 66-57.1.
EMPLOYEE'S RIGHT TO CERTAIN INVENTIONS

Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If I am employed by the Company in the State of Utah, the following provision applies:

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Utah Code, §§ 34-39-2 and 34-39-3

34-39-2.   Definitions.

            As used in this chapter:

            (1) "Employment invention" means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

            (a) conceived, developed, reduced to practice, or created by the employee:

            (i) within the scope of his employment;

            (ii) on his employer's time; or

            (iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property;

            (b) the result of any work, services, or duties performed by an employee for his employer;

            (c) related to the industry or trade of the employer; or

            (d) related to the current or demonstrably anticipated business, research, or development of the employer.

            (2) "Intellectual property" means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

34-39-3.   Scope of act -- When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions -- Exceptions.

            (1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:

            (a) created by the employee entirely on his own time; and

            (b) not an employment invention.

            (2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.

            (3) Subsection (1) does not apply to:

            (a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or

            (b) an agreement between an employee and his employer which is not an employment agreement.

            (4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee's employment or continuation of employment is not conditioned on the employee's acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

            (5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.

            (6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.

            (7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.

            (8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If I am employed by the Company in the State of Washington, the following provision applies:

TITLE 49.  LABOR REGULATIONS

CHAPTER  49.44.   VIOLATIONS -- PROHIBITED PRACTICES

(i)A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to  the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates  (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that

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extent against the public policy of this state and is to that extent void and unenforceable.

(ii)An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(iii)If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates  (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

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Exhibit C

ALTERNATIVE DISPUTE RESOLUTION AGREEMENT

READ THIS AGREEMENT CAREFULLY BECAUSE YOUR SIGNATURE BELOW CONFIRMS THAT YOU HAVE READ, UNDERSTAND AND AGREE TO ALL OF THE TERMS OF THIS ARBITRATION AGREEMENT.

Anaplan, Inc. (hereinafter referred to as the “Company”) hopes and expects that your employment with the Company will be free of disputes and that we will not need to use the process set forth in this Alternative Dispute Resolution Agreement (the “Agreement”).  However, in the event a dispute should arise, this Agreement sets forth the understanding between you and the Company to resolve any disputes between us through a final and binding arbitration process.

1.	How This Agreement Applies

As a condition of your employment with the Company, you and the Company agree to all of the terms of this Agreement.  This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce.  This Agreement applies to any dispute arising out of or related to your employment with the Company (or one of its affiliates, subsidiaries or parents) or termination of your employment with the Company, regardless of the date that the dispute arose and this Agreement survives after the employment relationship between you and the Company terminates.

Except as it otherwise provides below, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law or before a forum other than arbitration.  Therefore, this Agreement requires all such disputes to be resolved only by a single arbitrator through final and binding arbitration and not by way of court or jury trial.  Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of this Agreement or any portion of this Agreement.

Except as this Agreement otherwise provides, this Agreement also applies, without limitation, to disputes airing out of or related to the employment relationship or termination of that relationship, trade secrets, unfair competition, compensation, classification, minimum wage, seating, expense reimbursement, overtime, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, California Fair Employment and Housing Act, California Family Rights Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funding by insurance), Affordable Care Act, Genetic Information Non-Discrimination Act, state statutes or regulations addressing the same or similar subject matters, and all other federal or state legal claims arising out of or relating to your employment or termination of employment.

2.	Limitations On How This Agreement Applies

This Agreement does not apply to claims for workers’ compensation, state disability insurance and state unemployment insurance benefits, except that claims for retaliation under these laws shall be subject to this Agreement.

This Agreement does not apply to any action for emergency or temporary injunctive relief in a court of law in accordance with applicable law, so long as that action is brought on an individual basis and not on a consolidated basis or on behalf of or as part of a collective or class action (a class action involves an arbitration or lawsuit where representative members of a group of individuals who share a common interest seek relief on behalf of the group) pursuant to Section 5 below (however, after the court issues a ruling concerning the emergency or temporary injunctive relief, you and the Company must submit any claim to arbitration pursuant to this Agreement.

This Agreement does not apply to any claims that would qualify to be heard and determined in small claims court any such claims may be heard in small claims court in lieu of arbitration under this Agreement at the request of you or the Company.

Regardless of any other terms of this Agreement, claims may be brought before, and remedies awarded by, an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate.  Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board (www.nlrb.gov), or the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp).  Nothing in this

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Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

3.	The Arbitration Process

The arbitration shall be before a sole arbitrator (the “Arbitrator”), in accordance with the laws of the state in which you were employed with the Company at the time of the dispute. Any such arbitration shall be administered by JAMS and shall proceed according to the JAMS Employment Arbitration Rules (the “Rules”) in effect as of the date on which arbitration is initiated.  The JAMS Employment Arbitration Rules may be found at http://www.jamsadr.com/rules-employment-arbitration/.  Where an inconsistency exists between the provisions of this Agreement and the Rules, the arbitrator will apply the provisions of this Agreement, which reflect the intent of the parties. The arbitration proceedings shall allow for discovery according to the Rules.  The arbitrator in such a proceeding shall have the power to decide any motions brought by any party to the arbitration, including without limitation, motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, prior to any arbitration hearing.  The arbitrator shall issue a written decision on the merits.  The arbitrator shall have the power to award any remedies, including without limitation, attorneys' fees and costs, available under applicable law.  The Company shall pay for any administrative or hearing fees charged by JAMS except that, to the extent permitted by the JAMS Rules, you shall pay any filing fees associated with any arbitration that you initiate, but not in any event to exceed the filing fees that you would have paid if you had filed a complaint in a court of law having jurisdiction.  Judgment on the award may be entered in any court having jurisdiction.

The location of the arbitration proceeding shall be no more than 45 miles from the place where you last worked for the Company, unless each party to the arbitration agrees in writing otherwise.

4.	Starting The Arbitration

All claims in arbitration are subject to the same statutes of limitation that would apply in court.

5.	Individual Claims Only

All disputes, claims or controversies subject to arbitration as set forth in this Agreement must be submitted to arbitration on an individual basis only and not as a representative, class and/or collective action proceeding on behalf of other individuals.  Claims may not be joined or consolidated in arbitration with other disputes brought by or against another employee of the Company, unless agreed to by the parties.  You and the Company agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis.  Accordingly,

There will be no right or authority for any dispute to be brought, heard or arbitrated as a class action (“Class Action Waiver”).  The Class Action Waiver shall not be severable from this Agreement in any case in which (1) the dispute is filed as a class action and (2) a civil court of competent jurisdiction finds the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable (and such finding is confirmed by appellate review if review is sought).  In such instances, the class action must be litigated in a civil court of competent jurisdiction.

There will be no right or authority for any dispute to be brought, heard or arbitrated as a collective action (“Collective Action Waiver”).  The Collective Action Waiver shall not be severable from this Agreement in any case in which (1) the dispute is filed as a collective action and (2) a civil court of competent jurisdiction finds the Collective Action Waiver is invalid, unenforceable, unconscionable, void or voidable (and such finding is confirmed by appellate review if review is sought).  In such instances, the collective action must be litigated in a civil court of competent jurisdiction.

There will be no right or authority for any dispute to be brought, heard or arbitrated as a representative action (“Representative Action Waiver”).  The Representative Action Waiver shall not be severable from this Agreement in any case in which (1) the dispute is filed as a representative action and (2) a civil court of competent jurisdiction finds the Representative Action Waiver is invalid, unenforceable, unconscionable, void or voidable (and such finding is confirmed by appellate review if review is sought).  In such instances, the representative action must be litigated in a civil court of competent jurisdiction.

To the fullest extent permitted by applicable law, there will be no right or authority for any dispute to be brought, heard or arbitrated as a private attorney general representative action (“Private Attorney General Waiver”).  The Private Attorney General Waiver shall be severable from this Agreement in any case in which a civil court of competent jurisdiction finds the Private Attorney General Waiver is invalid, unenforceable, unconscionable, void or voidable (and such finding is confirmed by appellate review if review is sought).  In such instances and where the claims is brought as a private attorney general, such private attorney general claim must be litigated in a civil court of competent jurisdiction.

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Although you will not be retaliated against, disciplined or threatened with discipline as a result of you exercising your rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective, or representative action in any forum, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver, Collective Action Waiver, Representative Action Waiver, and Private Attorney General Waiver under the Federal Arbitration Act and seek dismissal of such class, collective, or representative actions or claims.  Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class Action Waiver, Collective Action Waiver, Representative Action Waiver or Private Attorney General Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

The Class Action Waiver, Collective Action Waiver, Representative Action Waiver and Private Attorney General Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

6.	The Arbitration Hearing and Award

The parties will arbitrate their dispute before the Arbitrator, who shall confer with the parties regarding the conduct of the hearing and resolve any disputes the parties may have in that regard.  The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in his or her individual capacity in a court of law for the claims presented to and decided by the Arbitrator, and no remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement.  The Arbitrator shall apply applicable controlling law and will issue a decision or award in writing, stating the essential findings of fact and conclusions of law.  Except as may be permitted or required by law, as determined by the Arbitrator, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

7.	Severability

If any one or more of the provisions of this Agreement is determined to be invalid, illegal or otherwise unenforceable, in whole or in part, then such provision, to the extent only that it is invalid, illegal, or otherwise unenforceable, shall be deemed modified to the extent necessary so that it is no longer invalid, illegal or otherwise unenforceable, and such provision will be enforced to the fullest extent permitted by law.  If such modification is not possible, such provision, to the extent that it is invalid, illegal or otherwise unenforceable, shall be deemed severable from the remaining provisions of this Agreement, which shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible.  The Class Action Waiver, Collective Action Waiver, Representative Action Waiver, and Private Attorney General Action Waiver shall be severable only as set forth in Section 5 above.

This Agreement does not create a contract of employment for any specific term or otherwise modify in any way the at-will employment relationship between you and the Company.

8.	Enforcement of this Agreement

This Agreement is the full and complete agreement between you and the Company regarding the terms of this Agreement and this Agreement supersedes and replaces any prior agreements, representations or understandings, written, oral or otherwise, regarding its subject matter.  This Agreement may only be modified in an express written agreement signed by you and an officer of the Company.  Except as stated in Paragraph 5, above, in the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable.

I have read this Alternative Dispute Resolution Agreement and I understand its terms. I understand that under this Agreement, any covered claims that I may have with the Company will be resolved only through final and binding arbitration as described in this Agreement, and all such disputes shall be brought individually and not on a class or collective basis. Understanding all of the terms of this Agreement, I hereby agree to be bound by the terms of this Agreement.

/s/  ANA PINCZUKJanuary 30, 2019
Employee’s SignatureDate Signed

Ana Pinczuk
Employee’s Name (please print)

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Exhibit D

CHANGE IN CONTROL AND SEVERANCE AGREEMENT – SR. EXECUTIVE

This Change In Control and Severance Agreement (the “Agreement”) is made by and between Anaplan, Inc. (the “Company”) and Ana Pinczuk (the “Executive”), effective on the date of the Company’s signature below (the “Effective Date”).

The Agreement provides certain change in control and severance protections to the Executive in connection with the involuntary termination of the Executive’s employment under the circumstances described in the Agreement.

The Company and the Executive agree as follows:

1.Term of Agreement.  The Agreement will terminate on the earlier of: (i) the date on which all of the obligations under the Agreement have been satisfied; or (ii) the date on which the Executive experiences a Non-Qualified Termination.

2.At-Will Employment.  The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law, except if otherwise specifically provided under the employment agreement between the Company and the Executive dated on or around  January 18, 2019 (the “Employment Agreement”) or any subsequently adopted written formal employment agreement between the Company and the Executive.

3.Severance Benefits.

(a)Non-CIC Qualified Termination.  If the Executive is subject to a Non-CIC Qualified Termination, the Executive will be eligible to receive the payments and benefits set forth in Section 3(a)(i) and 3(a)(ii) below.  In addition, if the Executive is subject to a Non-CIC Qualified Termination and such termination is on account of the Executive’s death or Disability, then the Executive shall also be entitled to receive the benefits set forth in Section 3(a)(iii) below.

(i)Salary Severance.  The Company will provide the Executive with severance payments over the 6 month period following the Non-CIC Qualified Termination in an aggregate amount equal to 50% of the Executive’s Base Salary; provided that if the Non-CIC Qualified Termination is on account of the Executive’s death or Disability, the Executive still instead receive a one-time lump-sum payment equal to 50% of the Executive’s Base Salary.

(ii)COBRA Payment.  A lump-sum payment equal to 6 multiplied by the monthly COBRA premium that the Executive would be required to pay to continue group health coverage for the Executive and the Executive’s eligible covered dependents in effect on the date of termination of employment, based on the premium for the first month of COBRA coverage.  Such cash payment will be taxable and will be made regardless of whether the Executive elects COBRA continuation coverage.

(iii)Equity Vesting.   In the event the Non-CIC Qualified Termination is on account of the Executive’s death or Disability, then all of the then-unvested shares subject to each of the Executive’s then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision).  In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels.  Unless otherwise required under the next following two sentences or, with respect to awards subject to Section 409A of the Code, under Section 5(b) below, any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the Non-CIC Qualified Termination.

(b)CIC Qualified Termination.  If the Executive is subject to a CIC Qualified Termination, the Executive will be eligible to receive the following payments and benefits from the Company:

(i)Salary Severance.  A lump-sum payment equal to 100% of the Executive’s Base Salary.

(ii)Bonus Severance.  A lump-sum payment equal to 100% of the Executive’s target annual bonus as in effect for the fiscal year in which the CIC Qualified Termination occurs.

(iii)COBRA Payment.  A lump-sum payment equal to 12 multiplied by the monthly COBRA premium that the Executive would be required to pay to continue group health coverage for the Executive and the Executive’s eligible covered dependents in effect on the date of termination of employment, based on the premium for the first month of COBRA coverage.  Such cash payment will be taxable and will be made regardless of whether the Executive elects COBRA continuation coverage.

(iv)Equity Vesting.  All of the then-unvested shares subject to each of the Executive’s then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision).  In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels.  Unless otherwise required under the next following two sentences or, with respect to awards subject to Section 409A of the Code, under Section 5(b) below, any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the CIC Qualified Termination.  For the avoidance of doubt, if the Executive’s Qualified Termination occurs prior to a Change in Control, then any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding for 3 months or the occurrence of a Change in Control (whichever is earlier) so that any additional benefits due on a CIC Qualified Termination can be provided if a Change in Control occurs within 3 months following the Qualified Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration).  In such case, if no Change in Control occurs within 3 months following a Qualified Termination, any unvested portion of the Executive’s equity awards automatically will be forfeited permanently on the 3-month anniversary of the Qualified

Termination without having vested.

(c)Termination other than a Qualified Termination.  If the termination of Executive’s employment with the Company is a Non-Qualified Termination, then the Executive will not be entitled to receive severance or other benefits under the Agreement, other than the accrued rights described in Section 4 below.

(d)Non-Duplication of Payment or Benefits.  If: (i) the Executive’s Qualified Termination occurs prior to a Change in Control that qualifies Executive for severance payments and benefits under Section 3(a); and (ii) a Change in Control occurs within the 3-month period following Executive’s Qualified Termination that qualifies Executive for severance payments and benefits under Section 3(b), then (A) the Executive will cease receiving any further payments or benefits under Section 3(a) and (B) the Executive will receive the payments and benefits under Section 3(b) instead but each of the payments and benefits otherwise payable under Section 3(b) will be offset by the corresponding payments or benefits the Executive already received under Section 3(a).

(e)Death of the Executive.  If the Executive dies before all payments or benefits the Executive is entitled to receive under the Agreement have been paid, such unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.

(f)Exclusive Remedy.  In the event of a termination of the Executive’s employment with the Company, the provisions of the Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, in equity.  The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in the Agreement.  Notwithstanding the foregoing, the Agreement shall not limit any rights the Executive has with respect to accelerated vesting of any equity award under the applicable grant agreement or the applicable stock plan.

4.Accrued Compensation.  On any termination of the Executive’s employment with the Company, the Executive will be entitled to receive all expense reimbursements, accrued wages, and other benefits due to the Executive under any applicable  Company-provided plan, policy or arrangement, including any earned but unpaid bonus amount for the Company’s immediately preceding fiscal year.  The Executive’s rights under this Section 4 shall survive the termination of this Agreement until all such rights have been satisfied.

5.Conditions to Receipt of Severance.

(a)Separation Agreement and Release of Claims.  The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the date specified by the Company in the Release (the “Release

Deadline”); provided that the Release Deadline will be no later than 60 days following the Executive’s Qualified Termination.  If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.  In no event will severance payments or benefits under Section 3 be paid or provided until the Release actually becomes effective and irrevocable.  None of the severance payments and benefits payable upon such Executive’s Qualified Termination under Section 3 will be paid or otherwise provided prior to the 60th day following the Executive’s Qualified Termination.  Except to the extent that payments are delayed under Section 5(b), on the first regular payroll pay day following the 60th day following the Executive’s Qualified Termination, the Company will pay or provide the Executive the severance payments and benefits that the Executive would otherwise have received under Section 3 on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

(b)Section 409A.  The Company intends that all payments and benefits provided under the Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent.  No payment or benefits to be paid to the Executive, if any, under the Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”), will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A.  If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of any Deferred Payments that are subject to Section 409A will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s separation from service.  Notwithstanding anything to the contrary above, if the accelerated vesting and/or settlement of any restricted stock units or other awards under Section 3(b)(iv) would subject such awards to imposition of the additional tax imposed under Section 409A, then the shares or property subject thereto shall be distributed or paid only at the time(s) and according to the schedule on which such distributions or payments were scheduled to be made under the original terms of the applicable award agreement(s).  The Company reserves the right to amend the Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.  Each payment, installment, and benefit payable under the Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).  In no event will any member of the Company reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.

6.Limitation on Payments.

(a)Reduction of Severance Benefits.  If any payment or benefit that the Executive would receive from any Company member or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount.  The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount.  If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards.  The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under the Agreement, and the Executive will not be reimbursed by any member of the Company Group or any of their respective affiliates.

(b)Determination of Excise Tax Liability.  The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments.  The Company will request that firm provide detailed supporting calculations both to the Company and the Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Executive at that time.  For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code.  The Company and the Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments.  The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments.  Any such determination by the firm will be binding upon the Company and the Executive, and the Company will have no liability to the Executive for the determinations of the firm.

7.Definitions.

The following terms referred to in the Agreement will have the following meanings:

(a)“Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to such reduction) or, if the Executive’s Qualified Termination is a CIC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change in Control.

(b)“Cause” means the occurrence of any of the following: (i) the Executive’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) the Executive’s intentional misconduct; (iii) the Executive’s material failure to perform the Executive’s employment duties (other than as a result of a mental or physical incapacity that results in or would reasonably be expected to result in the Executive’s Disability); (iv) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other member of the Company Group or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company; (v) an act of material fraud or dishonesty against the Company or any other member of the Company Group; (vi) the Executive’s material violation of any policy of the Company or any other member of the Company Group or material breach of any written agreement with the Company or any other member of the Company Group; or (vii) the Executive’s failure to cooperate with the Company or any other member of the Company Group in any investigation or formal proceeding.  The Company will not terminate the Executive’s employment for Cause without first providing the Executive with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (ii), (iii), (vi), and (vii), a reasonable cure period of not less than 10 business days following such notice to the extent such events are curable (as determined by the Company).

(c)“Change in Control” means the occurrence of any of the following events:

(i)Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control.  Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this clause (i).  For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)Change in Effective Control of the Company.  Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided however that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes hereunder, be considered as a member of the Incumbent Board; or

(iii)Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer of assets by the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; or (B) a transfer of assets to a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the then-outstanding stock of the Company.

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  For this definition, Persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

A transaction will not be a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d)“Change in Control Period” means the period beginning 3 months prior to the occurrence of a Change in Control and ending 12 months following the occurrence of a Change in Control.

(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)“CIC Qualified Termination” means a Qualified Termination that occurs during a Change in Control Period.

(g)“Code” means the Internal Revenue Code of 1986, as amended.

(h)“Company Group” means the Company and each of its subsidiaries.

(i)“Disability” means the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either: (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company member that is employing the Executive.

(j)“Good Reason” means the termination of the Executive’s employment with the Company or such other applicable member of the Company Group by the Executive in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction of the Executive’s duties, authorities, or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to such reduction; provided, however, that continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if the Executive is employed by the Company or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company’s business that the Executive had immediately prior to the Change in Control regardless of whether the Executive’s title is revised to reflect the Executive’s placement within the overall corporate hierarchy or whether the Executive provides services to a subsidiary, affiliate, business unit or otherwise); (ii) a material reduction by the Company in the Executive’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of less than 35 miles from the Executive’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations to the Executive under the Agreement.  In order for the termination of the Executive’s employment with the Company to be for Good Reason, the Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Executive must terminate the Executive’s employment within 30 days following the last day of the Cure Period.

(k)“Non-CIC Qualified Termination” means a Qualified Termination that occurs outside of a Change in Control Period.

(l)“Non-Qualified Termination” means a termination of the Executive’s employment for any reason that is not a Qualified Termination.

(m)“Qualified Termination” means a termination of the Executive’s employment either: (A) due to the Executive’s death or Disability; (B) by the Company without Cause; or (C) by the Executive for Good Reason.

8.Successors.

(a)The Company’s Successors.  Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets must assume the obligations under the Agreement and agree expressly to perform the obligations under the Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under the Agreement, the terms “Company” and “Company Group” will include any successor to their business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of the Agreement by operation of law.

(b)The Executive’s Successors.  The terms of the Agreement and all rights of the Executive under the Agreement will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

9.Notice.

(a)General.  All notices and other communications required or permitted under the Agreement shall be in writing and will be effectively given: (i) upon actual delivery to the party to be notified; (ii) 24 hours after confirmed facsimile transmission; (iii) 1 business day after deposit with a recognized overnight courier; or (iv) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

Anaplan, Inc.

50 Hawthorne St.

San Francisco, CA 94015

Attention: VP, Legal

E-mail:

(b)Notice of Termination.  Any termination by the Company for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of the Agreement.  Such notice will indicate the specific termination provision in the Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of: (i) the giving of such notice; or (ii) the end of any applicable cure period).  The failure by the Executive to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any right of the Executive under the Agreement or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights under the Agreement.

10.Resignation.  The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect such resignation.

11.Arbitration.  Any controversy or claim arising out of or relating to the Agreement, or any breach of the Agreement, remains subject to the Alternative Dispute

Resolution Agreement signed as a condition of employment with the Company and attached as an exhibit to the Employment Agreement.

12.Miscellaneous Provisions.

(a)No Duty to Mitigate.  The Executive will not be required to mitigate the amount of any payment contemplated by the Agreement, nor will any such payment be reduced by any earnings that the Executive may receive from any other source.

(b)Waiver; Amendment.  No provision of the Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive.  No waiver by either party of any breach of, or of compliance with, any condition or provision of the Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings.  All captions and section headings used in the Agreement are for convenient reference only and do not form a part of the Agreement.

(d)Entire Agreement.  The Agreement, together with the Employment Agreement and the Alternative  Dispute Resolution Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e)Choice of Law.  This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California.  To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company.

(f)Severability.  The invalidity or unenforceability of any provision or provisions of the Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)Withholding.  All payments and benefits under the Agreement will be paid less applicable withholding taxes.  The Company and the other members of the Company Group are authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld from such payments or benefits and make any other required payroll deductions.  Neither the Company nor any other member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under the Agreement.

(h)Counterparts.  The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of the Agreement, in the case of the Company by its duly authorized officer.

COMPANY
By:	/s/ FRANK CALDERONI
Name: Frank Calderoni
Title: Chief Executive Officer
Date: January 29, 2019

THE EXECUTIVE
By:	/s/ ANA PINCZUK
Name: Ana Pinczuk
Title: Chief Development Officer
Date: January 30, 2019

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